Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Ginkgo Bioworks Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	2,467,217 (2)	$9.40 (3)	$23,191,839.80 (3)	0.00013810	$3,202.79 (3)
Equity	Class B common stock, par value $0.0001 per share	457(c) and 457(h)	2,467,217 (2)	$9.40 (3)	$23,191,839.80 (3)	0.00013810	$0 (4)
Total Offering Amounts					$23,191,839.80		$3,202.79
Total Fee Offsets							$0
Net Fee Due							$3,202.79
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and Class B common stock, par value $0.0001 per share (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”), of Ginkgo Bioworks Holdings, Inc. (the “Company”) that become issuable under the Ginkgo Bioworks Holdings, Inc. 2021 Incentive Award Plan (the “2021 Incentive Award Plan”), by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Company, which results in an increase in the number of outstanding shares of Class A Common Stock or Class B Common Stock. The shares authorized for issuance under the 2021 Incentive Award Plan can be either in the form of Class A Common Stock (that is convertible to Class B Common Stock on a one-for-one basis) or Class B Common Stock (that is convertible to Class A Common Stock on a one-for-one basis), as determined by the Company. As a result, we have registered the maximum number of shares of Class A Common Stock and the maximum number of shares of Class B Common Stock that could be issued.

(2)
Represents 2,467,217 additional shares of each of Class A Common Stock and Class B Common Stock reserved for future issuance under the 2021 Incentive Award Plan resulting from the annual “evergreen” increase in the number of authorized shares of Class A Common Stock and Class B Common Stock reserved and available for issuance for the 2026 fiscal year under the 2021 Incentive Award Plan on January 1 of each of 2022 through 2031. The annual increase of each of the Class A Common Stock and Class B Common Stock is equal to the lesser of (a) 4% of the number of shares of the Company’s common stock issued and outstanding on each December 31 immediately prior to the date of increase and (b) such number of shares determined by the Company’s board of directors.

(3)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on February 20, 2026.

(4)
The Company has only paid a registration fee for 2,467,217 shares (the aggregate number of additional shares of Class A Common Stock and Class B Common Stock authorized for issuance pursuant to the 2021 Incentive Award Plan’s “evergreen” provision). For purposes of clarity, no more than an additional 2,467,217 shares of any class will be issued under the Plan with respect to new awards pursuant to this Registration Statement.